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                                                                  EXHIBIT (c)(2)

                      NONQUALIFIED STOCK OPTION AGREEMENT
                                 FOR EMPLOYEES


     AM International, Inc., a Delaware corporation (the "Company"), hereby grants to ______________ (the "Optionee") as of _________ (the "Option Date"), pursuant to the provisions of the _______________________________________ Plan
(the "Plan"), a non-qualified option to purchase from the Company (the "Option") ___ shares of its Common Stock, $.01 par value ("Stock"), at the price of $____ per share upon and subject to the terms and conditions set forth below. Capitalized terms not defined herein shall have the meanings specified in the Plan.

     1.    Option Subject to Acceptance of Agreement.

     The Option shall become null and void unless the Optionee shall accept this Agreement by executing it in the space provided below and returning it to the Company.

     2.    Time and Manner of Exercise of Option.

     2.1. Maximum Term of Option. In no event may the Option be exercised, in whole or in part, after ______________ (the "Expiration Date").

     2.2. Exercise of Option. (a) The Option shall become exercisable [insert vesting schedule], and ( ) as otherwise provided pursuant to Sections 2.2(b) and (c) hereof or in accordance with Section 6.8 of the Plan.

     (b) If the Optionee's employment by the Company terminates for any reason the Option shall be exercisable only to the extent that it is exercisable on the effective date of the Optionee's termination of employment and may thereafter be exercised by the Optionee or the Optionee's Legal Representative for a period of three months after the effective date of the Optionee's termination of employment or until the Expiration Date, whichever period is shorter.

     2.3 Method of Exercise. (a) Subject to the limitations set forth in this Agreement, the Option may be exercised by the Optionee (1) by giving written notice to the Company specifying the number of whole shares of Stock to be purchased and accompanied by payment therefor in full (or arrangement made for such payment to the satisfaction of the Company) either (i) in cash, (ii) in previously owned whole shares of Stock (which the Optionee has held for at least six months prior to the delivery of such shares and for which the Optionee has good title free and clear of all liens and encumbrances) having a Fair Market Value determined as of the date of exercise, (iii) by authorizing the Company to withhold whole shares of Stock which would otherwise be deliverable upon exercise of the Option having a Fair Market Value determined as of the date of exercise, (iv) in cash by a broker-dealer acceptable to the Company to whom the Optionee has submitted an irrevocable notice of exercise, or (v) a combination of (i), (ii) and (iii), and (2) by executing such documents as the Company may reasonably request. The Committee shall have sole discretion to disapprove of an election pursuant

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to any of clauses (ii) - (v).  No shares of Stock shall be delivered until the full purchase price therefor has been paid.

     (b) Unless the Committee otherwise determines, if the Optionee is subject to Section 16 of the Securities Exchange Act of 1934 (the "Exchange Act"), the following provisions shall apply to the Optionee's election to authorize the Company to withhold whole shares of Stock purchasable upon exercise of the Option in payment of all or a portion of the option price:

     (1) Such election may apply only to the Option or any or all options held by the Optionee, shall be filed with the Secretary of the Company (the "Company Officer") at least six months prior to the exercise date of the Option and may not take effect during the six-month period beginning on the date of grant of the Option (other than in the event of the Optionee's death) or (2) such election (i) shall be subject to approval by the Committee, (ii) may not take effect during the six-month period beginning on the date of grant of the Option (other than in the event of the Optionee's death), (iii) must be filed with Company Officer during (or must be filed with Company Officer in advance of, but take effect during) the ten business day period beginning on the third business day following the date of release of the Company's quarterly or annual summary statements of sales and earnings and (iv) the exercise of the Option must occur during such ten business day period. Unless the Committee otherwise determines, any election pursuant to clause (1) may be revoked or changed only if such revocation or change is made at least six months prior to the exercise of the Option. Any election made pursuant to clause (2) may be revoked or changed prior to the exercise of the Option during the ten business day period.

     2.4 Termination of Option. (a) In no event may the Option be exercised after it terminates as set forth in this Section 2.4. The Option shall terminate, to the extent not exercised pursuant to Section 2.3 or earlier terminated pursuant to Section 2.2, on the Expiration Date.

     (b) In the event that rights to purchase all or a portion of the shares of Stock subject to the Option expire or are exercised, cancelled or forfeited, the Optionee shall promptly return this Agreement to the Company for full or partial cancellation, as the case may be. Such cancellation shall be effective regardless of whether the Optionee returns this Agreement. If the Optionee continues to have rights to purchase shares of Stock hereunder, the Company shall, within 10 days of the Optionee's delivery of this Agreement to the Company, either (i) mark this Agreement to indicate the extent to which the Option has expired or been exercised, cancelled or forfeited or (ii) issue to the Optionee a substitute option agreement applicable to such rights, which agreement shall otherwise be substantially similar to this Agreement in form and substance.

     3.   Additional Terms and Conditions of Option.

     3.1. Nontransferability of Option. The Option may not be transferred by the Optionee other than by will or the laws of descent and distribution. During the Optionee's lifetime the Option is exercisable only by the Optionee or the Optionee's Legal Representative. Except as permitted by the foregoing, the Option may not be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon

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any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of the Option, the Option and all rights hereunder shall immediately become null and void.

     3.2. Investment Representation. The Optionee hereby represents and covenants that (a) any share of Stock purchased upon exercise of the Option will be purchased for investment and not with a view to the distribution thereof within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), unless such purchase has been registered under the Securities Act and any applicable state securities law; (b) any subsequent sale of any such shares shall be made either pursuant to an effective registration statement under the Securities Act and any applicable state securities laws, or pursuant to an exemption from registration under the Securities Act and such state securities laws; and (c) if requested by the Company, the Optionee shall submit a written statement, in form satisfactory to the Company, to the effect that such representation (x) is true and correct as of the date of purchase of any shares hereunder or (y) is true and correct as of the date of any sale of any such shares, as applicable. As a further condition precedent to any exercise of the Option, the Optionee shall comply with all regulations and requirements of any regulatory authority having control of or supervision over the issuance or delivery of the shares and, in connection therewith, shall execute any documents which the Board or the Committee shall in its sole discretion deem necessary or advisable.

     3.3. Withholding Taxes. (a) As a condition precedent to any exercise of the Option, the Optionee shall, upon request by the Company, pay to the Company in addition to the purchase price of the shares, such amount of cash as the Company may be required, under all applicable federal, state, local or other laws or regulations, to withhold and pay over as income or other withholding taxes (the "Required Tax Payments") with respect to such exercise of the Option. If the Optionee shall fail to advance the Required Tax Payments after request by the Company, the Company may, in its discretion, deduct any Required Tax Payments from any amount then or thereafter payable by the Company to the Optionee.

     (b) The Optionee may elect to satisfy his or her obligation to advance the Required Tax Payments by any of the following means: (1) a cash payment to the Company pursuant to Section 3.3(a), (2) delivery to the Company of previously owned whole shares of Stock (which the Optionee has held for at least six months prior to the delivery of such shares and for which the Optionee has good title, free and clear of all liens and encumbrances) having a Fair Market Value determined as of the date the obligation to withhold or pay taxes first arises in connection with the Option (the "Tax Date"), (3) authorizing the Company to withhold whole shares of Stock which would otherwise be delivered to the Optionee upon exercise of the Option, a Fair Market Value determined as of the Tax Date, (4) a cash payment by a broker-dealer acceptable to the Company to whom the Optionee has submitted an irrevocable notice of exercise or (5) any combination of (1), (2) and (3). The Committee shall have sole discretion to disapprove of an election pursuant to any of clauses (2)-(5). Shares of Stock to be delivered or withheld may have a Fair Market Value in excess of the minimum amount of the Required Tax Payments, but not in excess of the amount determined by applying the Optionee's maximum marginal tax rate. Any fraction of a share of Stock which would be required to satisfy any such obligation shall be disregarded and the remaining amount due shall be paid in cash by the Optionee.


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     (c)  Unless the Committee otherwise determines, if the Optionee is subject to Section 16 of the Exchange Act, the following provisions shall apply to the Optionee's election to deliver to the Company whole shares of Stock or to authorize the Company to withhold whole shares of Stock purchasable upon exercise of the Option in payment of all or a portion of the Optionee's tax liability in connection with such exercise:

     (1) The Optionee may deliver to the Company previously owned whole shares of Stock in accordance with Section 3.3(b), if such delivery is in connection with the delivery of shares of Stock in payment of the exercise price of the Option.

     (2) The Optionee may authorize the Company to withhold whole shares of Stock purchasable upon exercise of the Option in accordance with Section 3.3(b); provided, that the following provisions shall apply to such election:

     (i) Such election may apply only to the Option or any or all options held by the Optionee, shall be filed with the Company Officer at least six months prior to the exercise date of the Option and may not take effect during the six-month period beginning on the date of grant of the Option (other than in the event of the Optionee's death) or (ii) such election (A) shall be subject to approval by the Committee, (B) may not take effect during the six-month period beginning on the date of grant of the Option (other than in the event of the Optionee's death), (C) must be filed with the Company Officer during (or must be filed with the Company Officer in advance of, but take effect during) the ten business day period beginning on the third business day following the date of release of the Company's quarterly or annual summary statements of sales and earnings and (D) the exercise of the Option must occur during such ten business day period. Unless the Committee otherwise determines, any election pursuant to clause (i) may be revoked or changed only if such revocation or change is made at least six months prior to the exercise of the Option. Any election made pursuant to clause (ii) may be revoked or changed prior to the exercise of the Option during the ten business day period.

     3.4 Adjustment. In the event of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of Stock other than a regular cash dividend, the number and class of securities subject to the Option and the purchase price per security shall be appropriately adjusted by the Committee without a change in the aggregate purchase price, other than a change in the aggregate purchase price resulting from rounding. If any adjustment would result in a fractional security being subject to the Option, the Company shall pay the Optionee, in connection with the first exercise of the Option, in whole or in part, occurring after such adjustment, an amount in cash determined by multiplying (i) the fraction of such security (rounded to the nearest hundredth) by (ii) the excess, if any, of (A) the Fair Market Value on the exercise date over (B) the exercise price of the Option. The decision of the Committee regarding the amount and timing of any adjustment pursuant to this Section 3.4 shall be final, binding and conclusive.

     3.5. Compliance with Applicable Law. The Option is subject to the condition that if the listing, registration or qualification of the shares

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subject to the Option upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the purchase or delivery of shares hereunder, the Option may not be exercised, in whole or in part, unless such listing, registration, qualification, consent or approval shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company agrees to use reasonable efforts to effect or obtain any such listing, registration, qualification, consent or approval.

     3.6. Delivery of Certificates. Upon the exercise of the Option, in whole or in part, the Company shall deliver or cause to be delivered one or more certificates representing the number of shares purchased against full payment therefor. The Company shall pay all original issue or transfer taxes and all fees and expenses incident to such delivery, except as otherwise provided in
Section 3.3.

     3.7. Option Confers No Rights as Stockholder. The Optionee shall not be entitled to any privileges of ownership with respect to shares of Stock subject to the Option unless and until purchased and delivered upon the exercise of the Option, in whole or in part, and the Optionee becomes a stockholder of record with respect to such delivered shares; and the Optionee shall not be considered a stockholder of the Company with respect to any such shares not so purchased and delivered.

     3.8. Option Confers No Rights to Continued Employment. In no event shall the granting of the Option or its acceptance by the Optionee give or be deemed to give the Optionee any right to continued employment by the Company or any affiliate of the Company.

     3.9. Decisions of Board or Committee. The Board or the Committee shall have the right to resolve all questions which may arise in connection with the Option or its exercise. Any interpretation, determination or other action made or taken by the Board or the Committee regarding the Plan or this Agreement shall be final, binding and conclusive.

     3.10. Company to Reserve Shares. The Company shall at all times prior to the expiration or termination of the Option reserve and keep available, either in its treasury or out of its authorized but unissued shares of Stock, the full number of shares subject to the Option from time to time.

     3.11. Agreement Subject to the Plan. This Agreement is subject to the provisions of the Plan, and shall be interpreted in accordance therewith. The Optionee hereby acknowledges receipt of a copy of the Plan.

     4. Miscellaneous Provisions.

     4.1. Designation as Nonqualified Stock Option. The Option is hereby designated as not constituting an "incentive stock option" within meaning of section 422 of the Internal Revenue Code of 1986, as amended (the "Code"); this Agreement shall be interpreted and treated consistently with such designation.

     4.2. Meaning of Certain Terms. (a) As used herein, employment by the Company shall include employment by the Company or any of its

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Subsidiaries. References in this Agreement to sections of the Code shall be deemed to refer to any successor section of the Code or any successor internal revenue law.

     (b) As used herein, the term "Legal Representative" shall include an executor, administrator, guardian, legal representative or other person acting in a similar capacity.

     4.3. Successors. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall, upon the death of the Optionee, acquire any rights hereunder in accordance with this Agreement or the Plan.

     4.4. Notices. All notices, requests or other communications provided for in this Agreement shall be made in writing either (a) by actual delivery to the party entitled thereto, (b) by mailing in the United States mails to the last known address of the party entitled thereto, via certified or registered mail, postage prepaid and return receipt requested, or (c) by telecopy with confirmation of receipt. The notice shall be deemed to be received in case of delivery, on the date of its actual receipt by the party entitled thereto, in case of mailing by certified or registered mail, five days following the date of such mailing, and in the case of telecopy, on the date of confirmation of receipt.

     4.5. Governing Law. The Option, this Agreement, and all determinations made and actions taken pursuant hereto and thereto, to the extent not governed by the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without regard to principles of conflicts of laws.

     4.6. Counterparts. This Agreement may be executed in two counterparts each of which shall be deemed an original and both of which together shall constitute one and the same instrument.

     4.7. Stockholder Approval. As provided in the Plan, this Option shall be null and void if adoption of the Plan is not approved by the stockholders of the Company.


                                        AM INTERNATIONAL, INC.


                                        By:
                                           ------------------------------------

Accepted this      day of
              ----
                   199
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--------------------------

     Optionee





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